Ex Parte MEMO



Anthony Ramos, Filer Support Specialist OTC 251, Inc. 40 Wall Street Suite 2899 New York, NY 10005 347-994-9960 tony@otc251.com

VIA EMAIL



To: Katherine Bagley, Analyst

United States Securities & Exchange Commission

Division of Corporate Finance

Office of Industrial Applications and Services



From: Anthony Ramos, File Support Specialist for R.E.I.C. Holdings, Inc.



Reviewed for submission by:

Vic Devlaeminck, Attorney/CPA

Project Reg. A+ Reviewing Attorney for R.E.I.C. Holdings, Inc.



Date: July 18, 2024



Re: S.E.C. File No. 024-12459 / S.E.C. CIK # 0001372184



Ms. Bagley:

Thank you for the opportunity of responding to yours of July 10, 2024 on th e above-captioned.

I.

INTRODUCTION



1



In In the Matter of NEW YOU, INC., Admin. Proc. File No. 3-21-21468 (herein after, the Order), pursuant to the Securities Exchange Act of 1934, the Uni ted States Securities and Exchange Commission (S.E.C.), in proceedings purs uant to Rule 12(j), held, and so ordered (hereinafter, the Order)that it is in the public interest to revoke the registration of the company's securit ies.

The Order speaks only to the "Company," and not to any individuals.

On July 10, 2024, upon an allegation that the revocation applies to the rec ently filed Form 1-A on the reinstated file, the S.E.C. provided a letter ( hereinafter, the Letter) on the issue and inviting this reply.

II.

STATEMENT OF THE FACTS



At the time of the S.E.C. revocation of the securities, the governing State law authority of the Company, Nevada, had already revoked the authority of the company to do business in that State.

Both revocations were on the grounds of simple failure to maintain current the records of the 'company.'

2

The S.E.C. lacks the authority to revoke a company's corporate status, something within the province of the States.

As a result, the revocation of securities, as shown in the order must, of a necessity, relate to the actions or inactions of the Issuer of the securit ies.

The evidence presented here will show that neither the Issuer, nor the secu rities which are subject to the revocation have survived the reinstatement, as opposed to the renewal of the company under Nevada corporations statute s.

For these reasons, the Rules cited in the letter of July 10, 2024, and to w hich this reply is made, do not apply to the reinstated Issuer. Further, th ere are no 'securities' currently in the reinstated company that are or wer e the subject of the order.

The S.E.C., upon taking the action in the Order, did not, in the final anal ysis, close the EDGAR file. It remained open for further activity and filin gs, pursuant to State corporations statutes.

3



III.

ISSUE

WHETHER THE CONTROLLING

NEVADA REINSTATEMENT STATUTES,

COURT JUDGMENT, AND

EDGAR PASSPHRASE CHANGE

DEMONSTRATE THAT THE

ISSUER AND SECURITIES AS

A RESULT OF THOSE ACTIONS

ARE SEPARATE FROM THE

ISSUER AND SECURITIES THAT

ARE THE SUBJECT OF THE REVOCATION

ORDER



IV.

ARGUMENT

A.

RULE 251(b)(6)

17 C.F.C. 230.250(b) provides: "Issuer. The Issuer of the

securities:...

(6) is not, and has not been, subject to any order of the Commission entere d pursuant to Section 22(j) (15 U.S.C. 781(j) of the Securities Act of 1934
 (the "Exchange Act") (15 U.S.C.78a et. seq.)

within five years before the filing of the offering statement;

4

(15 U.S.C. 781(j) speaks to the registration of a security by an



'issuer.'

15 U.S.C.78(a)(8) for the purposes here, defines an 'issuer,' thusly:

"(8) The term "issuer" means any person who issues or proposes to issue any security..."

There are no 'securities' issued by any 'persons' identified in the

Order for the current Form 1-A.

Rule 251(b)(6) is therefore inapposite and inapplicable.

B.

RULE 251(b)(7)

(7) Has filed with the Commission all reports required

to be filed, if any, pursuant to 230.257 or pursuant

to section 13 or 15(d) of the Exchange Act (15 U.S.C. 78m or

15 U.S.C. 78o) during the two years before

filing of the offering statement (or for such shorter

period that the issuer was required to file

such reports)...



230.257(b), Tier 2, speaks to 'issuers,' defined there as 'depositors.'

5



The Order, however, does not speak to 'issuers' or 'depositors.'



15 U.S.C. 78(m) or (o), speak to broker/dealers.

The Order, however, does not speak to brokers or dealers.

Rule 251(b)(7) is simply inapposite and therefore inapplicable to the facts and circumstances of the current Form 1-A

C.

THE ORDER IS OF LIMITED APPLICATION

NOT APPLICABLE HERE



Amended Rule 15c2-11 was a successful effort between the S.E.C. and OTC to clean up deadbeat filers. A revocation of securities, on both the

S.E.C. and the OTC is not, however, a permanent ban. In fact, the OTC will allow those companies that have been subjected to the Order, downgraded to 'expert' to be brought back to 'pink' upon compliance.

The Order, thus, speaks to the "Company," saying, "Company failed to file p eriodic reports..." The 'Letter' on the other hand, speaks to 'issuers,' an d, for the reasons set forth herein, cannot be reconciled with the Order.

5



Among the chief reasons for the critical language differential is the fact that corporations are governed by State laws. The S.E.C., thus, has no jurisdiction over "companies," only over "securities."

In order, therefore, to determine if the "Company" is the "issuer," the S.E ..C., as a condition precedent, must look to the governing State law.

In the matter of New You, Inc., its corporate status had already been revok ed at the time that the Order was entered.

This matter as to the recent Form 1-A must come before the S.E.C. post-revo cation of the State status before the Letter can be reached.

D.

THE PARALLEL DUAL FILING STATUTES

OF THE STATE OF NEVADA PRECLUDE

THE APPLICATION OF THE LETTER TO

THE CURRENT FORM 1-A FILING

1.

CONTROLLING NEVADA STATUTES



Nevada statutes NRS 78.180 applies to reinstatement, which is the case here
..

6



By contrast, Nevada statutes NRS 78.130 provides for renewals,



which is not the case here. Were such the case, the points in the letter wo uld be well taken.

Further, as will be discussed in more detail below, the statutory scheme of
 NRS 780.180 corresponds exactly with portions of the EDGAR Filer Manual, R ule 4, concerning a manual passphrase change. As will also be discussed bel ow, the EDGAR 'file' was reinstated by the EDGAR team upon application by t he reinstated company.

Among the primary distinctions in Nevada between a 'renewal' and a 'reinsta tement' is that in the former, the previous issuer, company and filer, may return to the company.

2.

COURT REINSTATEMENT PURSUANT TO

NEVADA STATUTES



NRS 780.180 1.(a)(4), however, provides that a new team may be brought in u pon a filing with the Nevada Secretary of State of "A declaration under pen alty of perjury, on a form provided by the Secretary of State, that the rei nstatement is authorized by a court of competent jurisdiction in this State
...."

7



In In the Matter of New You, Inc., in fact, a new team did file such a petition in Carson City District Court for the State of Nevada, See, Exhibi t A

to this memorandum. The Default Judgment shown at the Exhibit is specific:

6. (scrivener's error: this is the second # 6 on the document)

The Court finds that the Petitioner has no prior affiliation with the Respondent, and NRS 78.180 does not require such, where, as here, this court has legislative authority to act...



9 . The Court finds that the Petitioner stipulates that Tanen Andrews has n o prior affiliation with the Respondent and is the CEO of Consumer

Cooperative Group, Inc., and that he is hereby designated as the successor company official and that Consumer Cooperative Group, Inc.,

shall have the right to rename the company to REIC Holdings, a real estate


& asset holding subsidiary of Consumer Cooperative Group, Inc., at the

Office of the Secretary of State for the State of Nevada, on the S.E.C. fil e

and on the OTC file and for any other such purposes, and reserves the right to change the ticker symbol from NWYU to REIC.



10.

The Court finds that Rule 4 of the S.E.C. File Manual permits the continued use of the S.E.C. file upon a passphrase change being granted, for any new shares and by any new officers and directors of the company to be reinstat ed by this judgment. This Court's judgment may be so conformed.



11.

The Court finds that Petitioner, in addition, is intending to comply with t he reinstatement requirements of the OTC Markets Group, Inc. with regards t
o the ticker symbol, NWYU. This Court's judgment may be so conformed.





8



To that end, therefore, the "Company" in the Order, and the "Issuer"



in the letter, are unrelated to the reinstated "Company" and "Issuer" which came after the Order. The Order does not recite that it applies to all fut ure reinstatements and, is not, therefore, applicable to the newly reinstat ed company.

3.

REINSTATEMENT AT THE NEVADA

SECRETARY OF STATE



As the statutory citation above indicates, the reinstatement may be made by the Nevada Secretary of State upon the presentation of a court judgment.

To that end, the court-permitted reinstating company, changing the name fro m New You, Inc. to R.E.I.C. Holdings, Inc. filed its paperwork with the Nev ada Secretary of State. See, Exhibit B, attached to this Memorandum. As the documents show, in fact, the Nevada Secretary of State did, pursuant to th e court judgment and statutory authority, reinstate the company.

9



E.



REINSTATEMENT OF THE EDGAR

FILE PURSUANT TO RULE 4

OF THE EDGAR FILER MANUAL



Rule 4(b) of the EDGAR Filer Manual provides, among other things:

In addition, if the entity requesting access

represents that it acquired or otherwise

assumed control of the filer listed on the

existing EDGAR account, the following

documents must accompany the manual

passphrase authenticating document,

establishing the legal transition from

the filer on record in EDGAR to the

entity claiming authority to file in the

existing account:



....or state court order.



Upon, therefore, the pathway through the Nevada courts, then the



Nevada Secretary of State, the current filer of the Form 1-A in question in the Letter, made the application, pursuant to Rule 4, for the manual passphrase change.

Upon a thorough review of the said statutory scheme, EDGAR

Escalations did, in fact, authorize the new passphrase to the reinstating filer, R.E.I.C. Holdings, Inc. See, Exhibit C, attached.

10



This review by the EDGAR team is important here, because EDGAR has the fede ral statutory power to deny a passphrase change if, for any reasons within the S.E.C. regulatory scheme, including those in the Letter, the reinstatin g filer is ineligible.

The Form 1-A analyst on the Letter, may, therefore, conclude that the

S.E.C. had already determined that the reinstatement filer, R.E.I.C. Holdin gs, Inc. was eligible for all filings, else it will have limited the passph rase change.

V.

REVIEW BY ATTORNEY OPINION ATTORNEY



The opinion letter of the Form 1-A opinion attorney, Vic Devlaeminck, attor ney/CPA, is attached as Exhibit D to this memorandum.

VI.

CONCLUSION



The Letter refers to the Order that predates and takes corrective action as to the previous filer.

11



The current filer, R.E.I.C. Holdings, Inc. has complied with all of the req uirements of the State statutory scheme and as a result, the company was re instated, as opposed to renewed.

EDGAR Filer Manual Rule 4 tracks, in parallel manner, the Nevada statute pe rmitting a manual passphrase change in the presence of a state court order.


For these reasons, the allegations in the Letter are inapposite and inappli cable to the reinstated company, and the Form 1-A should proceed to qualifi cation upon further qualifying documents, like the offering statement, bein g uploaded.

Respectfully submitted.

12



Exhibit A

























IN THE FIRST JUDICIAL DISTRICT COURT OF THE STATE OF NEVADA,

IN AND FOR CARSON CITY



WESTON WILLETT  Case No.:  240C00040-1B

Plaintiff/Petitioner

vs.

NEW YOU, INC  DECLARATION OF SERVICE OF

Defendant/Respondent  Complaint; Summons



Pursuant to NRS 239B.030, this document does not contain any social securit y numbers or otherwise prohibited personal information as defined in NRS 60 3A.040

Received by Linda Bucciachio, on the 5th day of March, 2024 at 7:06 AM to b e served upon Laxague Law, Inc. at 1 E Liberty St, Reno, Washoe County, NV 89501. On the 5th day of March, 2024 at 1:11 PM, I, Linda Bucciachio, SERVE D Laxague Law, Inc. at 1 E Liberty St, Reno, Washoe County, NV 89501 in the
 manner indicated below:

CORPORATE SERVICE, by personally delivering 1 copy(ies) of the above listed documents to the named Corporation, by serving Joe Laxague, on behalf of s aid Corporation. THE DESCRIPTION OF THE PERSON WITH WHOM THE COPY OF THIS P ROCESS WAS LEFT IS AS FOLLOWS:

I delivered the documents to Joe Laxague who identified themselves as the c orporate officer with identityconfirmed by subject stating their name. The individual accepted service with direct delivery. The individualappeared to be a brown-haired white male contact 45-55 years of age, 6'0"-6'2" tall an d weighing 200-240 lbs.

Service Fee Total: $95.00

No Notary is Required per NRS 53.045

I am a citizen of the United States, over the age of eighteen, not a party to nor interested in the above entitled action, and have the proper authori ty in the jurisdiction in which this service was made. Under penalties of p erjury, I declare that I have read the foregoing document and that the fact s stated in it are true and accurate.

{{t:s;r:y;o:"Signer";w:250;h:45;}}



Linda Bucciachio Date Registration Number: R-2020-04549 1055 Lavender Way R eno, NV 89521-8861

928-978-4621



Page 1 of 1 REF: Carson City District Court - 240C00040-1B Tracking #: 0126
407511













Exhibit B













Exhibit C





















































EXHIBIT A TO

FIRST SUPPLEMENT

TO PASSPHRASE CHANGE REQUEST

NEW YOU, Inc.













6/11/24, 1:48 PM Rural Broadband Companies Mail -Passphrase Update -New You , Inc. -CIK: 0001372184 -Accepted



Tony Ramos <tony@otc251.com>

Passphrase Update -New You, Inc. -CIK: 0001372184 -Accepted

1 message

EDGAR Escalations <EDGAR_Escalations@sec.gov> Tue, Jun 11, 2024 at 1:16 PM


To: Tony Ramos <tony@otc251.com>

Cc: EDGAR Escalations <EDGAR_Escalations@sec.gov>



Dear EDGAR Access Applicant,

Your Passphrase Update request for New You, Inc. -CIK: 0001372184 has been accepted.

Please ensure that you update the EDGAR Contact information in order to rec eive future EDGAR system notifications.

Instructions for updating EDGAR Contact and Company information: SEC.gov | Maintain and update

company information



You will need to generate new EDGAR access codes. Instructions for generati ng new EDGAR access codes: new and replacement

For technical assistance, please contact Filer Technical Support at 202-551 -8900 Option 3 or

filertechunit@sec.gov .



Thank you,

EDGAR Escalations



https://mail.google.com/mail/u/0/?ik=4257f9067f&view=pt&search=all&permthid
=thread-f:1801585882836615839&simpl=msg-f:1801585882836615839 1/1

Exhibit D